Exhibit (g)(iv)

AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

This Amendment dated as of                     , 200   is made by and between the Spirit of America Investment Fund, Inc. (the “Fund”) and PFPC Trust Company (“PFPC Trust,” collectively with the Fund, the “Parties”).

WITNESSETH:

WHEREAS, the Parties originally entered into a Custodian Services Agreement dated November 1, 2001 (the “Agreement”), wherein PFPC Trust agreed to provide certain custodian services to the Fund;

WHEREAS, the Parties reserved to themselves, pursuant to the provisions of Article 19, the power to amend the Agreement;

WHEREAS, the Parties now desire to make certain changes to the Agreement as set forth below;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	The attached Exhibit A List of Portfolios hereby supersedes the previous Exhibit A to the Agreement.

2.	This Amendment constitutes the complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first written above.

The Spirit of America Investment Fund, Inc.	PFPC Trust Company

By:	By:
Title:	Title:

EXHIBIT A

LIST OF PORTFOLIOS

Spirit of America Real Estate Income and Growth Fund

Spirit of America Large Cap Value Fund

Spirit of America High Yield Tax Free Bond Fund

Spirit of America Income Fund